Exhibit 99.4

Dear [Customer]:

Today we announced that DFT has entered into a definitive agreement to be acquired by Digital Realty, a leading global provider of data center, colocation, and interconnection solutions. We are excited to become part of a much larger global platform, with the ability to provide even greater capabilities and options for our customers. The press release announcing the transaction is attached for your reference.

As you may know, Digital Realty operates a global platform of colocation, interconnection, scale and hyper-scale data centers, with 145 properties in 33 metropolitan areas across 12 countries, providing a broad range of services to a highly diversified customer base. We believe DFT’s data center portfolio will complement Digital Realty extremely well, with the combined company being able to provide many opportunities to help our customers succeed and grow in the future.

We expect the transaction to close in the second half of 2017. The plan is for DFT to operate under the Digital Realty brand after closing, and I can assure you that the combined company will be well-equipped to meet your current and future needs. Until the transaction closes it is important to note that it remains business as usual, and the DFT team is committed to continue providing the outstanding service you have come to expect and deserve.

If you have any questions, please do not hesitate to reach out to me directly. All of us at DFT are committed to ensuring a smooth transition.

Sincerely,

Christopher Eldredge

President and Chief Executive Officer

Additional Information and Where You Can Find It

Digital Realty and DFT each intend to file a proxy statement/prospectus in connection with the merger. Investors are urged to read carefully the applicable proxy statement/prospectus and other relevant materials because they contain important information about the merger. Investors may obtain free copies of these documents and other documents filed by Digital Realty or DFT with the SEC through the web site maintained by the SEC at www.sec.gov. Investors may obtain free copies of the documents filed with the SEC by Digital Realty by going to Digital Realty’s corporate website at www.digitalrealty.com or by directing a written request to: Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, Attention: Investor Relations. Investors may obtain free copies of documents filed with the SEC by DFT by going to DFT’s corporate website at www.dft.com or by directing a written request to: DuPont Fabros Technology, Inc., 401 9th St. NW, Suite 600, Washington, DC 20004, Attention: Investor Relations. Investors are urged to read the applicable proxy statement/prospectus and the other relevant materials before making any voting decision with respect to the merger.

Digital Realty and its directors and executive officers and DFT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of each of Digital Realty and DFT in connection with the merger. Information regarding the interests of these directors and executive officers in the merger will be included in the proxy statement/prospectus referred to above. Additional information regarding certain of these persons and their beneficial ownership of Digital Realty common stock is also set forth in the Definitive Proxy Statement for Digital Realty’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC. Additional information regarding certain of these persons and their beneficial ownership of DFT common stock is set forth in the Definitive Proxy Statement for DFT’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC.

Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this presentation regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the structure, timing and completion of the merger between DFT and Digital Realty; anticipated synergies and cost efficiencies of the merger; expectations regarding the financial performance, capitalization, resources and ownership structure of the combined organization; Digital Realty’s continued listing on NYSE after the merger; the timing and nature of any financing in connection with or after the merger; the nature, strategy and focus of the combined organization; the executive and board structure of the combined organization; and expectations regarding voting by Digital Realty or DFT stockholders. Digital Realty and/or DFT may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements contained herein and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements, including the risks described in the “Risk Factors” section of Digital Realty’s and DFT’s periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Digital Realty or DFT may enter into or make. Neither Digital Realty nor DFT assumes any obligation to update any forward-looking statements, except as required by law.